TRX ACKNOWLEDGEMENT REGARDING NASDAQ RULE 4350(D)(2)

ATLANTA, 07 MAY 2007 — TRX, Inc. (NASDAQ: TRXI), a global technology company that develops and hosts software applications to process data records and automate manual processes, announced that it received a letter from the Nasdaq Stock Market, Inc. ("Nasdaq") on May 7, 2007, notifying the Company that the Company does not meet the audit committee requirements for continued listing on Nasdaq under Marketplace Rule 4350(d)(2).

Nasdaq Marketplace Rule 4350(d)(2) requires a listed issuer to have an audit committee consisting of at least three directors who meet the Nasdaq independence standards.

The letter was received following the Company's notification to Nasdaq on May 1, 2007 of a vacancy created by the resignation of Michael W. Gunn, a member of the Audit Committee and of the Company's Board of Directors (the "Board"). The Company's letter also notified Nasdaq that on May 1, 2007, the Board approved the appointment of Johan G. ("Joop") Drechsel, a non-independent member of the Board, to the Audit Committee, effective May 1, 2007, to temporarily fill the vacancy created by Mr. Gunn's resignation until an independent member could be found. The Company's Audit Committee is currently comprised of three members, two of which are independent.

Nasdaq's letter also advised the Company that due to the fact that Mr. Drechsel does not meet criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, the Company is not eligible for the cure period set forth in Nasdaq Marketplace Rule 4350(d)(4)(B).

In response to Nasdaq's letter, the Company intends to remove Mr. Drechsel from the Audit Committee, at which point the Company will again be eligible for the cure period provided in Nasdaq Marketplace Rule 4350(d)(4)(B). The Company is in the process of searching for a new candidate to serve on the Board and its Audit Committee who possesses qualifications that will satisfy the requirements of both the Nasdaq listing standards and the regulations of the Securities and Exchange Commission, and intends to regain compliance with the audit committee requirements within the cure period allowed by Nasdaq.

About TRX

TRX is a global technology company. We develop and host software applications that process data records and automate manual processes, enabling our clients to optimize performance and control costs. We are a leading provider to the travel industry and are expanding into financial services and healthcare. We deliver our technology applications in an on-demand environment to travel agencies, corporations, travel suppliers, government agencies, credit card associations, credit card issuing banks, and third-party administrators. TRX is headquartered in Atlanta with operations and associates in North America, Europe, and Asia.

Investor Contacts:	David Cathcart Chief Financial Officer (404) 929-6154

Media Contacts:	Kira Perdue Trevelino/Keller Communications Group for TRX (404) 214-0722, extension 101

Copyright 2007 TRX, Inc. All rights reserved.